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                                                                    EXHIBIT 99.1

                             [ABC RAIL LETTERHEAD]

                                                           For Immediate Release


Press Release


                        ABC Rail Products and NACO, Inc.
                           Announce Merger Agreement


     Chicago, Illinois, September 17, 1998 -- ABC Rail Products Corporation (Nasdaq: ABCR) and NACO, Inc., today announced the signing of a definitive merger of equals agreement to create one of the largest suppliers of technologically advanced products for the railroad industry. This agreement couples two complementary companies who are well-positioned in their respective segments of the rail supply industry. ABC is North America's largest manufacturer of specialty trackwork, the second largest producer of railcar wheels and distributor of mounted wheel sets, and a rapidly growing supplier of railway signal system services. NACO is the leading North American supplier of high performance freight car suspension systems ("trucks"), a leading supplier of other types of freight car trucks, locomotive truck frames, freight car couplers and related products, as well as high integrity steel castings used in flow control products. This tax-free, stock-for-stock transaction is expected to be accounted for as a pooling-of-interests. For their most recent four quarters, ABC's and NACO's pro forma combined sales were approximately $637 million and income from operations was $38 million.

     For its fiscal year ended March 29, 1998 ("fiscal 1997"), NACO's sales were $303.3 million compared to sales of $277.7 million for the prior year. Income from operations for the year was $17.3 million compared with $9.8 million for the prior year. Net income for the year was $5.5 million compared to $2.5 million for the year ended March 30, 1997. For the most recent quarter ended June 28, 1998, NACO's sales, operating income and net income were $84.7 million, $5.4 million and $2.1 million, respectively, compared with $70.3 million, $3.8 million and $0.9 million, respectively, for the same period during 1997. NACO's sales have increased through internal growth and acquisitions at an average annual rate of 20% during the five-year period ended March 29, 1998 ($303.3 million in fiscal 1997 compared to $145.8 million in fiscal 1993), and its income from operations has grown to $17.3 million in fiscal 1997 compared to $3.6 million in fiscal 1993.

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     The definitive agreement provides that NACO will be merged with a merger subsidiary of ABC and that the combined parent will be named ABC-NACO Inc. ABC stockholders will continue to hold their ABC shares and NACO stockholders will receive newly issued ABC shares, representing a 50 percent interest in the combined company on a fully diluted basis. The merger is expected to produce substantial improvements in the combined company's operating results through productivity enhancements, cost savings and revenue growth opportunities. Management expects the transaction to be accretive to earnings per share in the first full year of operations after closing, excluding costs related to the transaction.

     ABC's and NACO's management teams have jointly analyzed the potential for operating improvements and have preliminarily estimated the annual pre-tax effect of such improvements at between $20 million and $25 million, the majority of which can be achieved within 18 months of closing the merger. The identified improvements include maximizing the capacity to produce and distribute wheels, marketing NACO's products through ABC's existing distribution network, and enhancing manufacturing productivity by employing NACO's process technology in ABC's manufacturing operations.

     ABC-NACO will be led by an experienced and deep management team. Donald W. Grinter, Chairman and CEO of ABC, will serve as Chairman of the Board; Joseph A. Seher, NACO's Chairman and Chief Executive Officer will serve as Chief Executive Officer; Vaughn W. Makary, NACO's President and Chief Operating Officer will serve as President and Chief Operating Officer; and Robert W. Willmschen, Jr., ABC's Executive Vice President and Chief Financial Officer will serve as Chief Financial Officer. The combined company's Board of Directors will include Donald W. Grinter and Joseph A. Seher, three independent Board members from ABC's Board of Directors and three independent Board members from NACO's Board of Directors.

     Donald W. Grinter said, "This merger of equals benefits customers and shareholders of both ABC and NACO by creating a stronger and more efficient combined company. The fit of our long-range strategies and the synergy from this combination are expected to result in meaningful annual cost savings, significant productivity improvements and increased sales opportunities. Together, ABC and NACO form a potent technological, manufacturing, marketing and distribution force in the rail supply industry. The merged company will be able to provide our customers increased value through innovative design, engineering and manufacturing. This will result in high quality, cost competitive product offerings for our customers."



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     Joseph A. Seher said, "The merger of ABC and NACO represents a major step forward in our mutual strategy to become the premier supplier of technologically advanced products for the rail industry. By combining the significant technological talents of both companies, we expect this merger to create an unparalleled capability to better serve our customers. The blending of ABC and NACO operations will give the combined company a very strong base to continue building our respective positions in the rail supply market and to capitalize on joint opportunities to develop new products and sell existing products. The combination of two of the major companies in our industry, and two strong management teams, will provide the depth needed to take advantage of the growing opportunities we see within our industry. Don Grinter and I have known each other and worked together in international markets for many years, so I know we share the same values and commitment to product quality and customer service, which should ease the transition process."

     Consummation of this transaction is subject to customary conditions, including regulatory approvals and approval of the merger by stockholders of each company. This transaction is anticipated to close by late 1998 or early 1999.

     Salomon Smith Barney served as financial adviser to ABC and Robert W. Baird & Co. Incorporated served as financial adviser to NACO.

     Based in Chicago, Illinois, ABC Rail Products Corporation is a leader in the engineering, manufacturing and marketing of replacement products and original equipment for the freight railroad and rail transit industries. The company's products include specialty trackwork, such as rail crossings and switches; mechanical products, such as railcar, locomotive and idler wheels, mounted wheel sets and metal brake shoes; classification yard products and automation systems; and railway signal system design, installation, engineering and maintenance services.

     Based in Downers Grove, Illinois, privately held NACO, Inc. is a leader in the design, manufacture and supply of highly engineered cast steel and related products for the railroad and flow control markets. NACO designs, manufacturers and supplies a broad line of technologically advanced products. NACO's proprietary products include high performance freight car trucks, freight car trucks employing Barber(R) suspension systems, a wide variety of freight car and locomotive couplers and related products. NACO also produces locomotive truck frames and other locomotive castings to customer specifications and provides fully assembled locomotive trucks on a just-in-time basis. NACO's Flow Products Group produces high integrity steel alloy valve bodies and related components for manufacturers of industrial flow control systems. Customers who produce flow control equipment for the natural gas, pulp and paper, oil, chemical, waste control and water treatment industries use NACO's flow products. In its fiscal year ended on March 29, 1998, NACO's rail products accounted for 77 percent of NACO's total sales, while flow control products accounted for 23 percent.

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     The combined company will operate principally from its multiple facilities in the United States, Mexico and Canada and will have more than 6,000 employees.


                                     -End-


Company contact for questions:
Robert W. Willmschen, Jr.
Executive Vice President and Chief Financial Officer
(312) 322-0374



     Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, such as those concerning future financial performance and growth, are forward-looking statements that are subject to change based on various factors which may be beyond the control of ABC or NACO. Accordingly, the future performance and financial results of the combined company may differ materially from those expressed or implied in any such forward-looking statement. Such factors include, but are not limited to, those described in ABC filings with the Securities and Exchange Commission, as well as various factors related to the transaction described in this release, including the costs of integrating their business and the realization of synergies anticipated with respect to the transaction.
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                                                                               5

                  ABC RAIL PRODUCTS CORPORATION AND NACO, INC.
                                MERGER OF EQUALS
                                BACKGROUND SHEET

TRANSACTION

 .    Merger of equals to create one of the largest suppliers of products for the railroad industry.

 .    Tax-free exchange of NACO shares for ABC shares; NACO stockholders to receive 50% of combined company on fully-diluted basis.

 .    The transaction is intended to be accounted for as a pooling-of-interests.

STRATEGIC RATIONALE

 .    Opportunity for significant impact to operating earnings:

     - A comprehensive synergies analysis developed by senior management of both companies preliminarily estimates annual operating improvements of $20 to $25 million.

     - Management estimates that the majority of these improvements can be realized within 18 months after closing of the merger.

 .    The proposed business combination will permit the combined company to:

     - Design, engineer and produce all the cast components for the undercarriage of a railroad freight car.

     - Expand wheel production through the addition of advanced steel castings process technology as well as by employing the increased capacity provided by NACO operations.

     - Introduce coupler and related rail products sales and service to the existing, geographically dispersed wheel mounting and service shops, thus increasing position in repair markets.

     - Expand international sales as a result of significant business operations in Mexico, Canada and Europe.

 .    Establish a strong management team.

 .    Improve position in a consolidating rail supply industry.

 .    Strengthen financial and credit profile.
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UNAUDITED PRO FORMA FINANCIAL PROFILE(a)


($ in millions)                   ABC      NACO   PRO FORMA(b)
-----------------------------  ---------  ------  ------------
Revenues                       $319.0     $317.6     $636.7
Gross Profit                   $ 37.3     $ 49.1     $ 86.4
Income from Operations         $ 18.6     $ 18.9     $ 37.5
Net Income                     $  7.4(c)  $  6.6     $ 14.0

Total Assets                   $295.3     $130.0     $425.3
Total Debt                     $146.0     $ 55.5     $201.6

Depreciation & Amortization    $ 12.9     $ 10.1     $ 23.1

(a) Financial data for NACO is for the twelve months ended June 28, 1998. ABC Rail's fiscal year end remains July 31, 1998.
(b) Pro forma data does not include adjustments necessary to conform the accounting policies of ABC and NACO.
(c) Before a charge for the cumulative effect of change in accounting of $1.1 million.


ORGANIZATION

     Chairman of the Board                       Donald W. Grinter
     Chief Executive Officer                     Joseph A. Seher
     President and Chief Operating Officer       Vaughn W. Makary
     Chief Financial Officer                     Robert W. Willmschen, Jr.


OTHER INFORMATION

     Form of Merger         Merger of equals, stock-for-stock exchange

     Subject To             Approval of ABC Rail and NACO shareholders;
                            Regulatory approval
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     Safe Harbor Statement Under The Private Securities Litigation Reform Act of
1995: The statements contained in this release which are not historical facts, such as those concerning future financial performance and growth, are forward-looking statements that are subject to change based on various factors which may be beyond the control of ABC or NACO. Accordingly, the future performance and financial results of the combined company may differ materially from those expressed or implied in any such forward-looking statement. Such factors include, but are not limited to, those described in ABC filings with the Securities and Exchange Commission, as well as various factors related to the transaction described in this release, including the costs of integrating their business and the realization of synergies anticipated with respect to the transaction.